ARTICLES OF AMENDMENT
                                       of
                           NORTHLAND CRANBERRIES, INC.


     1.   The name of the Corporation is Northland Cranberries, Inc.

     2. Article 4 of the Articles of Incorporation is hereby amended to include the following text after the last paragraph thereof:

     "(7) Reverse Stock Split

     Effective as of the close of business on the date of filing of this Amendment to the Articles of Incorporation (the "Effective Time"), provided that such date is on or prior to January 30, 2002, the filing of this Amendment shall effect a reverse stock split pursuant to which (a) each four (4) shares of Class A Common Stock issued and outstanding shall be combined into one (1) validly issued, fully paid and nonassessable share of Class A Common Stock, and (b) each four (4) shares of Class B Common Stock issued and outstanding shall be combined into one (1) validly issued, fully paid and nonassessable share of Class B Common Stock. The number of authorized shares and the par value of the Class A Common Stock and the Class B Common Stock shall not be affected by the reverse stock split. The Corporation shall not issue fractional shares or scrip of either Class A or Class B Common Stock as a result of the reverse stock split. Instead, fractional shares of Class A and Class B Common Stock resulting from such reverse stock split shall be rounded up to the next whole number. The Corporation shall require each holder of record of issued and outstanding shares of Class A or Class B Common Stock at the Effective Time (the "Pre-Split Shares") to surrender for cancellation the certificate representing such shares and receive certificates that the Corporation shall issue representing the shares into which such Pre-Split Shares have been converted."

     3. The foregoing amendment to the Corporation's Articles of Incorporation was submitted to the Corporation's shareholders by the Board of Directors of the Corporation and was adopted by such shareholders on January 30, 2001 in accordance with Section 180.1003 of the Wisconsin Business Corporation Law.

     Executed on behalf of the Corporation on this 2nd day of November, 2001.


                                        By: /s/ John Swendrowski
                                           ---------------------------------
                                           John Swendrowski
                                           Chairman and Chief Executive Officer


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This instrument was drafted by and should be returned to Peter C. Underwood of the firm of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.